Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2014 FINANCIAL RESULTS

Company posts 34th consecutive quarter of improved earnings

ATLANTA, GEORGIA, October 29, 2014: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported strong unaudited financial results for its third quarter and nine months ended September 30, 2014.

The Company recorded third quarter revenues of $384.9 million, an increase of 6.3% compared to $362.2 million in the prior year’s third quarter. Net Income increased 13.6% to $41.1 million or $0.28 per diluted share for the third quarter ended September 30, 2014, compared to $36.2 million or $0.25 per diluted share for the same period in 2013.

Rollins’ revenues rose 5.4% for the first nine months of 2014 to $1.068 billion compared to $1.013 billion for the prior year. Net income for the first nine months of 2014 was $107.7 million, an increase of 13.0%, or $0.74 per diluted share compared to $95.4 million or $0.65 per diluted share for the same period last year.

In the third quarter, the Company repurchased 779,267 shares under its share repurchase program and 1,005,279 shares have been repurchased year-to-date. In total, 3,952,205 additional shares may be purchased under previously approved programs by the Board of Directors.

Commenting on the Company’s results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to report another quarter of improved revenue and earnings. Our Company’s solid financial results for the quarter and first nine months of the year reflect the growth from all business lines and the positive results from the investments we are making.”

Mr. Rollins continued, “We were pleased to add to our family of brands with the acquisition of PermaTreat on August 1 and look forward to working with their fine team. Our company is on track for another successful year and we are working on 2015 initiatives to ensure continuous improvement in our customer service and increasing value for all our stakeholders.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s expectation of a successful year in 2014 and of continuous improvement in our customer service and increasing value for all our stakeholders in 2015. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2014	2013
ASSETS
Cash and cash equivalents	$114,216	$116,734
Trade accounts receivables, net	87,755	80,902
Financed receivables, net	12,867	12,740
Materials and supplies	12,526	11,836
Deferred income taxes, net	42,280	34,665
Other current assets	17,701	19,804
Total Current Assets	287,345	276,681
Equipment and property, net	101,986	85,348
Goodwill	250,540	212,201
Customer contracts and other intangible assets, net	150,286	134,763
Deferred income taxes, net	—	25,903
Financed receivables, long-term, net	12,276	12,722
Prepaid Pension	10,533	—
Other assets	13,668	13,246
Total Assets	$826,634	$760,864

LIABILITIES
Accounts payable	$26,293	$26,106
Accrued insurance, current	25,024	26,551
Accrued compensation and related liabilities	72,074	63,695
Unearned revenue	104,296	100,114
Other current liabilities	40,170	32,093
Total Current Liabilities	267,857	248,559
Accrued insurance, less current portion	30,472	28,094
Accrued pension	493	41,509
Deferred income taxes, net	397	—
Long-term accrued liabilities	36,402	35,410
Total Liabilities	335,621	353,572

STOCKHOLDERS’ EQUITY
Common stock	145,726	145,879
Retained earnings and other equity	345,287	261,413
Total stockholders’ equity	491,013	407,292
Total Liabilities and Stockholders’ Equity	$826,634	$760,864

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Customer services	$384,870	$362,155	$1,067,615	$1,012,667
COSTS AND EXPENSES
Cost of services provided	188,810	181,135	532,760	511,102
Depreciation and amortization	11,437	10,076	32,259	29,738
Sales, general and administrative	118,679	113,028	329,785	321,680
Interest (income)/expense	24	(101)	(138)	(273)
	318,950	304,138	894,666	862,247
INCOME BEFORE INCOME TAXES	65,920	58,017	172,949	150,420
PROVISION FOR INCOME TAXES	24,799	21,817	65,202	55,047
NET INCOME	$41,121	$36,200	$107,747	$95,373

NET INCOME PER SHARE - BASIC AND DILUTED	$0.28	$0.25	$0.74	$0.65

Weighted average shares outstanding - Basic and Diluted	145,800	146,007	145,888	146,151

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter and Nine Months 2014 results on:

Wednesday, October 29, 2014 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-503-8175 domestic;

719-325-2491 international
at least 5 minutes before start time.

REPLAY: available through November 5, 2014

Please dial 888-203-1112/719-457-0820, Passcode: 5152310

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com